Exhibit 10.2

UNISYS CORPORATION
2024 Long-Term Incentive and Equity Compensation Plan
Restricted Stock Unit Agreement

In order for the Award provided hereunder to become effective, this Agreement must be accepted electronically by Grantee within thirty (30) days of receipt. In the event that this Agreement is not accepted electronically by Grantee within this time period, Grantee shall be deemed to have rejected the Award.

1.    Subject to all provisions hereof and to all of the terms and conditions of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan as amended (the “Plan”), incorporated by this reference herein, Unisys Corporation, a Delaware corporation ("Unisys" or the “Company”), hereby grants to the grantee named below (“Grantee”) an award (the “Award”) of restricted stock units in accordance with Section 8 of the Plan. Each restricted stock unit (hereinafter referred to as a “Restricted Stock Unit” or “Unit”) represents an obligation of the Company to pay to Grantee one share of the Common Stock, par value $0.01 per share, of the Company (the “Stock”) on (i) the applicable vesting date or (ii) such earlier date as payment may be due under this agreement (together with Appendix A and any applicable country-specific terms and provisions set forth in the addendum and the attachments to the addendum (collectively, the “Addendum”), the “Agreement”), for each Unit that vests on such date, provided that the conditions precedent to such payment have been satisfied and provided that no termination of employment or service has occurred prior to the respective vesting date (unless otherwise provided in the Plan or this Agreement).
Grantee:                    #ParticipantName#

Total Number of Stock
Units Awarded:                #QuantityGranted#

        Date of Grant:                #GrantDate#

Vesting Schedule/Units Vested:    The number of shares granted will vest 1/3 on each of the next three anniversaries of the Date of Grant
Capitalized terms used and not defined herein shall have the respective meanings assigned to such terms in the Plan. For purposes of this Agreement, to the extent Grantee is not employed by the Company, “Employer” means the subsidiary of the Company that employs Grantee.
The terms of the Award are as follows:
2.    Every notice relating to this Agreement shall be in writing and shall be effective when received or with date of posting if by registered mail with return receipt requested, postage prepaid. All notices to the Company shall be addressed to the Company as indicated in Section 25 of the Plan. Notices to Grantee shall be addressed and delivered as provided in Section 25 of the Plan. Either party, by notice to the other, may designate a different address to which notices shall be sent. Any notice by the Company to Grantee at his or her last designated address shall be effective to bind Grantee and any other person who acquires rights or a claim thereto under this Agreement.
3.    Grantee’s right to any payment under this Award may not be assigned, transferred (other than by will or the laws of descent and distribution), pledged or sold.

4.    Except as otherwise provided under the terms of the Plan or this Agreement, including in paragraphs 5, 6 and 7 of this Agreement, all Restricted Stock Units awarded under this Agreement that have not vested will be forfeited and all rights of Grantee with respect to such Units will terminate without any payment by the Company upon termination of employment or service by Grantee or by the Employer prior to the applicable vesting date for such Units, as set forth in this Agreement (each, a “Vesting Date”).
For purposes of this Award, termination of employment or service (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee’s employment or service contract, if any) is deemed to occur effective as of the date that Grantee is no longer actively employed or providing services to the Employer and will not be extended by any notice period (e.g., Grantee’s period of employment or service with the Employer or any other subsidiary would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee’s employment or service contract, if any). The Company shall have the sole discretion to determine when Grantee is no longer actively employed or providing services to the Employer for purposes of the Award (including whether Grantee may still be considered to be providing such services while on a leave of absence).
5.    In the event of Grantee’s termination of employment or service due to Grantee’s death, any portion of the Award that is unvested and outstanding as of the date of Grantee’s termination will immediately become fully vested.
6.    In the event of Grantee’s termination of employment or service by the Employer due to Disability (as defined in Appendix A to this Agreement), any portion of the Award that is unvested and outstanding as of the date of Grantee’s termination will immediately become fully vested. Notwithstanding any other provision of the Plan or this Agreement to the contrary, including Section 27(t) of the Plan, “Disability” shall be defined pursuant to Title 42 USC § 12102, as provided in Appendix A to this Agreement.
7.    In the event of Grantee’s termination of employment or service within two years following the date of a Change in Control either (i) by the Employer other than for Cause, or (ii) by Grantee for Good Reason, any portion of the Award that is unvested and outstanding as of the date of Grantee’s termination of employment or service will become vested in accordance with the rules under Section 14(b) of the Plan (including, without limitation, the requirement that Grantee execute a release of claims in a form reasonably prescribed by the Company as a condition of such accelerated vesting). This paragraph 7 will not be applicable to the Award if the Change in Control results from Grantee’s beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of Stock or Voting Securities.
8.    Each payment that may become due hereunder shall be made only in shares of Stock, unless otherwise provided in this Agreement. Except as otherwise provided in paragraph 18, such shares will be issued to Grantee as soon as practicable after the relevant Vesting Date or other vesting event under this Agreement but in any event within the period ending two and one-half months following the earlier of the end of the taxable year of the Company or the taxable year of Grantee which, in each case, includes the Vesting Date or other vesting event.
9.    Any dispute or disagreement arising under or as a result of this Agreement, shall be determined by the Committee (or, as to the provisions contained in paragraph 10 hereof, by the Company), or its designee, in its sole discretion and any such determination and interpretation or other action taken by said Committee (or, as to the provisions contained in paragraph 10 hereof, by the Company), or its designee, pursuant to the provisions of the Plan shall be binding and conclusive for all purposes whatsoever.

10.    The greatest assets of Unisys1 are its employees, technology and customers. In recognition of the increased risk of unfairly losing any of these assets to its competitors, Unisys has adopted the following policy. By accepting this Award, Grantee agrees that:
10.1    Except as illegal or unenforceable under applicable law, to protect the Company’s confidential and proprietary information (including trade secrets) and key business relationships, during the Restricted Period, directly or by assisting or directing others, Grantee will not: (a) solicit, or attempt to solicit, any Covered Employee to terminate the employee’s employment with Company; or (ii) recruit or otherwise induce any Covered Employee to terminate the employee’s employment with Company (collectively the “Employee Non-Solicit Obligations”); (b) solicit, or attempt to solicit, competing business from any Customer; or (ii) otherwise divert any business from any Customer to a competitor of the Company; or (c) within the Territory, perform professional services of the type Grantee provided while employed by the Company for any Company Customer for which Grantee worked during the eighteen (18) months prior to leaving Unisys, unless previously approved by the Company, in writing. For the purposes of this provision, the following definitions apply: (a) “Covered Employee” means any employee of the Company with whom I worked during the Look Back Period; (b) "Customer" means any Company customer to which I was assigned during the Look Back Period; (c) “Look Back Period” means the last eighteen (18) months of Grantee’s employment with the Company (or such shorter time as Grantee was employed); (d) “Restricted Period” means (i) the period of Grantee’s employment with the Company, and (ii) the one (1) year period following the termination of Grantee’s employment with the Company, regardless of why it ends; and (e) “Territory” means any state in which I provided services to a Customer during the Look Back Period.
10.2    Grantee previously signed the Unisys Employee Proprietary Information, Invention and Non-Competition Agreement in which he or she agreed not to disclose, transfer, retain or copy any confidential or proprietary information during or after the term of Grantee’s employment, and Grantee acknowledges his or her continuing obligations under that agreement. Grantee shall be bound by the terms of the Employee Proprietary Information, Invention and Non-Competition Agreement and the restrictions set out in this paragraph 10 of this Agreement vis-à-vis the Company or the Employer, as applicable, and all restrictions and limitations set out in these agreements are in addition to and not in substitution of any other restrictive covenants (similar or otherwise) that Grantee might be bound by vis-à-vis the Company or the Employer, as applicable, by virtue of his or her contract of employment or other agreements executed between Grantee and the Company or the Employer, as applicable, which restrictive covenants shall remain in full force and continue to apply, notwithstanding any provisions to the contrary in this Agreement and/or the Employee Proprietary Information, Invention and Non-Competition Agreement. Grantee is hereby notified that, pursuant to Title 18 USC § 1833(b), he or she may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Grantee is notified that he or she may disclose a trade secret to his or her attorney and use the trade secret information in a lawsuit alleging retaliation based on the reporting of a suspected violation of law, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.
10.3    Grantee agrees that Unisys shall be entitled to seek preliminary and permanent injunctive relief, in the event of a breach or threatened breach of any of the covenants contained in this paragraph 10.
10.4    Grantee agrees that Unisys may assign the right to enforce the non-solicitation and non-competition obligations of Grantee described in paragraph 10.1 to its successors and assigns without any further consent from Grantee.
For purposes of this paragraph 10, the term “Unisys” shall include the Company and all of its subsidiaries.

10.5    The provisions contained in this paragraph 10 shall survive after Grantee’s termination of employment or service or any changes in Grantee’s title, job duties or compensation, and may not be modified or amended except by a writing executed by Grantee and the Chair of the Board of the Company.
10.6    Grantee agrees, after having the opportunity to take legal advice and having regard to all the circumstances, that the restrictions in Section 10.1 are reasonable and necessary but no more than sufficient for the protection of the goodwill of the businesses of Unisys and the legitimate commercial interests of Unisys and that they do not unreasonably impose limitations on Grantee’s ability to earn a living. Unisys and Grantee agree that: (a) each restriction in Section 10.1 shall be read and construed independently of the other restrictions in that section so that if one or more are found to be void or unenforceable as an unreasonable restraint of trade or for any other reason the remaining Restrictions shall not be affected; and (b) if any restriction in Section 10.1 is found to be void but would be valid and enforceable if some part of it were deleted or reformed, the restriction shall apply with the deletions or reformations that are necessary to make it valid and enforceable.
10.7    Grantee agrees that the benefits received under this Agreement are adequate consideration, sufficient to make the covenants in Section 10 immediately binding and enforceable against Grantee. Grantee understands that the restrictions in Section 10.1 are limited in geographic scope to the United States and any other country in which the Company is engaged in business (or actively planning to engage in business) at the time Grantee’s employment with Unisys ends.
10.8    Grantee understands that they have a right to consult with an attorney regarding the Agreement and that they were advised by the Company to do so. Grantee also acknowledges that they received the Agreement at least fourteen (14) days before Participant is required to sign the Agreement.
10.9    Nothing in this Agreement prohibits Grantee from (i) opposing an event or conduct that Grantee reasonably believes is a violation of law, including criminal conduct, discrimination, harassment, retaliation, a safety or health violation, or other unlawful employment practices (whether in the workplace or at a work-related event), (ii) disclosing sexual assault or sexual harassment (in the workplace, at work-related events, between employees or between an employer and an employee or otherwise); or (iii) reporting such an event or conduct to Grantee’s attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Department of Labor, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, or the state or local human rights agency), or (iv) making any truthful statements or disclosures required by law or otherwise cooperating in an investigation conducted by any government agency (collectively referred to as “Protected Conduct”). Further, nothing requires notice to or approval from the Company before engaging in such Protected Conduct.
11.    In accepting the Award, Grantee acknowledges, understands and agrees that: (i) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Board at any time, to the extent permitted by the Plan; (ii) the Plan is operated and the Awards are granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights Grantee may have under this Agreement may be raised only against the Company but not any subsidiary of the Company (including, but not limited to, the Employer); (iii) no subsidiary of the Company (including, but not limited to, the Employer) has any obligation to make any payment of any kind to Grantee under this Agreement; (iv) the grant of the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units even if restricted stock units have been granted in the past; (v) all decisions with respect to future awards of restricted stock units, if any, will be at the sole discretion of the Committee or its designee; (vi) the grant of the Award and Grantee’s participation in the Plan shall not create a right to employment with the Company or the Employer, and shall not interfere with the ability of the Employer to terminate Grantee’s employment or service relationship (if any) at any time; (vii) Grantee’s participation in the Plan is voluntary;

(viii) the Award and the shares of Stock acquired under the Plan, and the income from and value of same, are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any other subsidiary, and are outside the scope of Grantee’s employment or service contract, if any; (ix) the Award and the shares of Stock acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation; (x) the Award and the shares of Stock acquired under the Plan, and the income from and value of same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, holiday pay, bonuses, long-service awards, pension, retirement or welfare benefits or similar mandatory payments; (xi) unless otherwise agreed with the Company, the Award and the shares of Stock subject to the Award, and the income from and value of same, are not granted as consideration for, or in connection with, the service Grantee may provide as a director of any subsidiary; (xii) the future value of the underlying shares of Stock is unknown, indeterminable, and cannot be predicted with certainty; (xiii) if Grantee accepts the Award and obtains shares of Stock, the value of those shares of Stock acquired upon vesting may increase or decrease in value; (xiv) no claim or entitlement to compensation shall arise from forfeiture of the Award resulting from Grantee’s termination of employment or service (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where Grantee is employed or providing services to the Employer or the terms of Grantee’s employment or service contract, if any) and/or the application of any Company recoupment policy or any recovery or clawback policy otherwise required by law; (xv) the Award and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability involving the Company and unless otherwise provided in the Plan or by the Company in its sole discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company or be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of the Company; (xvi) if Grantee is employed or providing services outside the United States of America, neither the Company, the Employer nor any other subsidiary shall be liable for any foreign exchange rate fluctuation between Grantee’s local currency and the United States Dollar that may affect the value of the Award or of any amounts due to Grantee pursuant to the settlement of the Award or the subsequent sale of any shares of Stock acquired upon settlement; and (xvii) in the event the Company is required to prepare an accounting restatement, the Award, the shares of Stock subject to the Award and proceeds from a sale of such shares may be subject to forfeiture or recoupment, to the extent required from time to time by applicable law or by a policy adopted by the Company, including the Executive Clawback Policy for Recoupment of Erroneously Awarded Compensation, but provided such forfeiture or recoupment is permitted under applicable law.
12.    Grantee acknowledges that neither the Company nor the Employer (or any other subsidiary) is providing any tax, legal or financial advice, nor is the Company or the Employer (or any other subsidiary) making any recommendations regarding Grantee’s participation in the Plan or Grantee’s acquisition or sale of the underlying shares of Stock. Grantee should consult with his or her own personal tax, legal and financial advisors regarding Grantee’s participation in the Plan before taking any action related to the Plan.
13.    Regardless of any action the Company or the Employer takes with respect to any or all income tax, employment tax, social insurance, social security, national insurance contribution, payroll tax, contributions, levies payroll tax, fringe benefits tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, the issuance of shares of Stock upon settlement of the Award, the subsequent sale of the shares of Stock acquired pursuant to such issuance and the receipt of any dividends or other distributions; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Award to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee is subject to tax in more than one jurisdiction, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In connection with any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company and/or the Employer, or their respective agents, at their sole discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by means of one or a combination of the following: (1) withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company and/or the Employer; (2) withholding from proceeds of the sale of shares of Stock acquired upon vesting or settlement of the Award either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization without further consent); or (3) withholding in shares of Stock to be issued upon vesting or settlement of the Award. Notwithstanding the foregoing, if Grantee is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold by means of mandatory withholding of shares in Stock to be issued upon vesting or settlement of the Award, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case the Company shall use one of the other methods described above under (1) and (2) to satisfy the Company’s and/or Employer’s withholding obligation.
The Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including the maximum rate applicable in Grantee’s jurisdiction. If Tax-Related Items are withheld in excess of Grantee’s actual tax liability, Grantee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Stock equivalent. If Grantee does not receive a refund of any over-withheld amount from the Company or the Employer, Grantee may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes Grantee is deemed to have been issued the full number of shares of Stock subject to the Award, notwithstanding that a number of the shares of Stock is held back solely for the purpose of paying the Tax-Related Items.
Finally, within ninety (90) days of any tax liability arising, Grantee shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of Grantee’s participation in the Plan or Grantee’s receipt of shares of Stock that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or proceeds of the sale of shares of Stock in settlement of the vested Award if Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
14.    Grantee is hereby notified of the collection, use and transfer, in electronic or other form, of Grantee’s personal data (and that of persons closely associated with Grantee) as described in this Agreement, any other Award grant materials and the Company’s Global Associate Data Protection Notice. Such personal data may be collected, used and transferred by and among, as applicable, the Company, the Employer, any other subsidiary and any third parties assisting (presently or in the future) with the implementation, administration and management of the Plan, such as Fidelity Stock Plan Services, LLC (“Fidelity”) or its successor for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Company primarily relies on contractual grounds as the basis for the processing and transfer of the data, and additionally may need to rely on other legal grounds namely (i) the performance of this Agreement between the Company and the Grantee, and /or, (ii) legitimate interest to implement, administer and manage the Plan. Where required under applicable law, personal data also may be disclosed to certain securities or other regulatory authorities where the Company’s shares are listed or traded or regulatory filings are made, or to certain tax authorities for compliance with the Company’s, the Employer’s and/or the Grantee’s tax obligations. Grantee understands that the collection, use and transfer of his or her personal data (or that of persons closely associated with Grantee) is mandatory for compliance with applicable law and necessary for the performance of the Plan and that Grantee’s refusal to provide such personal data would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to participate in the Plan.
15.    If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.
16.    Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in the English language so as to enable Grantee to understand the provisions of this Agreement and the Plan. If Grantee has received this Agreement or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise explicitly required pursuant to applicable law.
17.    Subject to paragraph 2 above, the Company may, in its sole discretion, decide to deliver or receive any documents related to Grantee’s current and future participation in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
18.    This Agreement is intended to comply with the short-term deferral rule set forth in regulations under Section 409A of the Code to avoid application of Section 409A of the Code to the Award; however, to the extent it is subsequently determined that the Award is deemed to be nonqualified deferred compensation subject to Section 409A of the Code, the Agreement is intended to comply in form and operation with Section 409A of the Code, and any ambiguities herein will be interpreted to so comply. Notwithstanding anything to the contrary in this Agreement, if the Committee determines in its sole discretion that the Units are nonqualified deferred compensation under Section 409A of the Code, then (i) if Grantee is a “specified employee” within the meaning of Section 409A of the Code, Grantee’s entitlement to settlement of the Award pursuant to paragraphs 6 and 7 shall be as provided in such paragraphs, but the delivery of the shares of Stock subject to Grantee’s Units shall be made on the first business day of the seventh month following Grantee’s termination of employment or service, (ii) for purposes of paragraphs 6 and 7, termination of employment or service shall be limited to those circumstances that constitute a “separation from service” within the meaning of Section 409A of the Code, and (iii) except as provided in subparagraph 18(i) hereof, delivery of the shares of Stock subject to Grantee’s Units will occur within sixty (60) days following the applicable Vesting Date or other settlement event under this Agreement, except as otherwise permitted under Section 409A of the Code in the case of Grantee’s death. The Committee reserves the right, to the extent the Committee deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Agreement as may be necessary to ensure that the Award is exempt from, or complies with, Section 409A of the Code, provided, however, that the Company makes no representation that this Agreement will be exempt from, or comply with, Section 409A of the Code and shall have no liability to Grantee or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Company with respect thereto.
19.    The Award shall be subject to any additional (or, if so indicated, different) terms and provisions as set forth in the Addendum for Grantee’s country, if any. Moreover, if Grantee relocates to another country during the life of the

Award, the additional (or, if so indicated, different) terms and conditions for such country will apply to Grantee to the extent the Company determines in its sole discretion that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.
20.    This Agreement shall be governed by and construed under and in accordance with the laws of the Commonwealth of Pennsylvania in the United States of America, without giving effect to the conflict of laws provisions thereof, as provided in the Plan.
For purposes of any dispute, action or other proceeding that arises under or relates to this Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the Commonwealth of Pennsylvania in the United States of America, and agree that such litigation shall be conducted only in the courts of Montgomery County in the Commonwealth of Pennsylvania in the United States of America, or the federal courts of the United States of America for the Eastern District of Pennsylvania, where this Award is made and/or to be performed, and no other courts.
21.    The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Award and/or on any shares of Stock acquired under the Plan, to the extent the Company determines in its sole discretion that it is necessary or advisable (including, but not limited to, legal or administrative reasons), and to require Grantee to sign and/or accept electronically, at the sole discretion of the Company, any additional agreements or undertakings that may be necessary to accomplish the foregoing as determined by the Company in its sole discretion.
22.    Notwithstanding any other provision of the Plan or this Agreement to the contrary, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to deliver any shares of Stock issuable upon settlement of the Award prior to the completion of any registration or qualification of the shares of Stock under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its sole discretion, deem necessary or advisable. Grantee understands that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any local, state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock. Further, Grantee agrees that the Committee or its designee shall have unilateral authority to amend the Plan and the Agreement without Grantee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares of Stock.
23.    Grantee acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Grantee or any other grantee.
24.    Depending on Grantee’s country, the broker’s country or the country in which shares of Stock are listed, Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including the United States, the United Kingdom, Grantee’s country, Fidelity’s country or any other stock plan service provider’s country, which may affect Grantee’s ability to directly or indirectly, for his or her self or a third party, accept, acquire, sell, attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., Awards) or rights linked to the value of shares of Stock during such times as Grantee is considered to have “inside information” regarding the Company (as defined by the laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Grantee placed before Grantee possessed inside information. Furthermore, Grantee could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee acknowledges that it is Grantee’s responsibility to comply with any applicable restrictions, and Grantee should consult with Grantee’s own personal legal and financial advisors on this matter before taking any action related to the Plan.
25.    Grantee acknowledges that, depending on Grantee’s country, Grantee may be subject to certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold shares of Stock under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside Grantee’s country. Grantee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Grantee also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country within a certain time after receipt. Grantee acknowledges that it is his or her responsibility to be compliant with such regulations, and Grantee should speak to his or her personal advisor on this matter.
26.    To the extent applicable, all references to Grantee shall include Grantee’s beneficiary in the case of Grantee’s death during or after Grantee’s termination of employment or service.
UNISYS CORPORATION

     Michael Thomson
     President and Chief Executive Officer

ONLINE ACCEPTANCE ACKNOWLEDGMENT:

I hereby accept my Restricted Stock Unit Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with Appendix A and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, as amended. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan as amended, and that I agree to be bound thereby and by the actions of the Compensation and Human Resources Committee and of the Board of Directors of Unisys Corporation with respect thereto. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am accepting my Award electronically and that such acceptance has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had accepted the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this acceptance is made knowingly.

OR

ONLINE REJECTION ACKNOWLEDGMENT:

I hereby reject my Restricted Stock Unit Award (“Award”) granted to me in accordance with and subject to the terms of this agreement (together with Appendix A and any applicable country-specific terms and provisions set forth in the addendum and any attachments to the addendum (collectively, the “Addendum”), the “Agreement”) and the terms and restrictions of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, as amended. I acknowledge that I have read and understand the terms of this Agreement, and that I am familiar with and understand the terms of the Unisys Corporation 2024 Long-Term Incentive and Equity Compensation Plan, as amended. I acknowledge that this Agreement and other Award materials were delivered or made available to me electronically and I hereby consent to the delivery of my Award materials, and any future materials relating to my Award, in such form. I also acknowledge that I am rejecting my Award electronically and that such rejection has the same force and effect as if I had signed and returned to Unisys Corporation a hard copy of the Agreement noting that I had rejected the Award. I acknowledge that I have been encouraged to discuss this matter with my financial, legal and tax advisors and that this rejection is made knowingly. I further acknowledge that by rejecting the Award, I will not be entitled to any payment or benefit in lieu of the Award.

APPENDIX A

UNISYS CORPORATION

2024 Long-Term Incentive and Equity Compensation Plan
Restricted Stock Unit Agreement

Title 42 USC § 12102 – Definition of Disability:
(1) DISABILITY. The term “disability” means, with respect to an individual—
(A) a physical or mental impairment that substantially limits one or more major life activities of such individual;
(B) a record of such an impairment; or
(C) being regarded as having such an impairment (as described in paragraph (3)).

(2) MAJOR LIFE ACTIVITIES
(A) In general
For purposes of paragraph (1), major life activities include, but are not limited to, caring for oneself, performing manual tasks, seeing, hearing, eating, sleeping, walking, standing, lifting, bending, speaking, breathing, learning, reading, concentrating, thinking, communicating, and working.
(B) Major bodily functions
For purposes of paragraph (1), a major life activity also includes the operation of a major bodily function, including but not limited to, functions of the immune system, normal cell growth, digestive, bowel, bladder, neurological, brain, respiratory, circulatory, endocrine, and reproductive functions.

(3) REGARDED AS HAVING SUCH AN IMPAIRMENT: For purposes of paragraph (1)(C):
(A) An individual meets the requirement of “being regarded as having such an impairment” if the individual establishes that he or she has been subjected to an action prohibited under this chapter because of an actual or perceived physical or mental impairment whether or not the impairment limits or is perceived to limit a major life activity.
(B) Paragraph (1)(C) shall not apply to impairments that are transitory and minor. A transitory impairment is an impairment with an actual or expected duration of six (6) months or less.

UNISYS CORPORATION
2024 Long-Term Incentive and Equity Compensation Plan

Addendum

Certain capitalized terms used but not defined in this addendum and the attachments to the addendum (collectively, the “Addendum”) have the meanings set forth in the Plan and/or the Agreement.

Terms and Conditions

This Addendum includes additional or different terms and conditions that govern the Award granted to Grantee under the Plan if Grantee resides and/or works in one of the states or countries listed below.

If Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers employment and/or residency after the Date of Grant, or is considered a resident of another country for local law purposes, the Company shall, in its sole discretion, determine to what extent the terms and conditions included herein will apply to Grantee.

Notifications

This Addendum also includes high level information regarding exchange controls and certain other issues of which Grantee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the information in this Addendum as the only source of information relating to the consequences of Grantee’s participation in the Plan (e.g., because the information may be out of date at the time that the Award vests and shares of Stock are issued, or Grantee sells shares of Stock acquired upon vesting of the Award under the Plan).

In addition, the information contained herein is general in nature and may not apply to Grantee’s particular situation, and the Company is not in a position to assure Grantee of a particular result. Accordingly, Grantee should seek appropriate professional advice as to how the relevant laws in Grantee’s country may apply to his or her situation before taking any action. Grantee acknowledges that Grantee is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting and other requirements.

Finally, if Grantee is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers employment and/or residency after the Date of Grant, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable in the same manner to Grantee.

UNITED STATES

California: If Grantee is a resident of California, then for so long as Grantee is a resident of California, Section 10.1 shall not apply after Grantee’s employment with Unisys ends. In addition, the choice of law and venue provisions in Section 20 shall not apply to Section 10 of this Agreement, and the law of the state in which Grantee resides when last employed by Unisys shall govern Section 10 of this Agreement. For the avoidance of doubt, nothing in this Agreement will require Grantee to adjudicate outside of California a claim relating to Section 10 arising in California or in any other way deprive Grantee of the substantive protection of California law with respect to a controversy arising in California.

Colorado: If Grantee is a resident of Colorado, then for so long as the Participant is a resident of Colorado: (1) the scope of customers and clients subject to the restrictions in Section 10.1 (b) and (c) shall be modified to cover only those customers and clients with respect to which Grantee would have been provided trade secret information during their employment with Unisys; and (2) Grantee stipulates that the restrictions in Section 10.1 are reasonable and necessary for the protection of trade secrets within the meaning § 8-2-113(2)(b) (the “Colorado Noncompete Act”). In addition, the choice of law and venue provisions in Section 20 shall not apply to Section 10 of this Agreement, and the law of the state in which Grantee resides when last employed by Unisys shall govern Section 10 of this Agreement. For the avoidance of doubt, nothing in this Agreement will require Grantee to adjudicate outside of Colorado a claim relating to Section 10 arising in Colorado or in any other way deprive Grantee of the substantive protection of Colorado law with respect to a controversy arising in Colorado.

Minnesota: If Grantee is a resident of Minnesota, then for so long as Grantee is a resident of Minnesota, the restrictions in Sections 10.1 (c) shall not apply after Grantee’s employment with Unisys ends. In addition, the choice of law and venue provisions in Section 20 shall not apply to Section 10 of this Agreement, and the law of the state in which Grantee resides when last employed by Unisys shall govern Section 10 of this Agreement. For the avoidance of doubt, nothing in this Agreement will require Grantee to adjudicate outside of Minnesota a claim relating to Section 10 arising in Minnesota or in any other way deprive Grantee of the substantive protection of Minnesota law with respect to a controversy arising in Minnesota.

Washington: If Grantee is a resident of Washington, then for so long as Grantee is a resident of Washington, the choice of law and venue provisions in Section 20 shall not apply to Section 10 of this Agreement, and the law of the state in which Grantee resides when last employed by Unisys shall govern Section 10 of this Agreement. For the avoidance of doubt, nothing in this Agreement will require Grantee to adjudicate outside of Washington a claim relating to Section 10 arising in Washington or in any other way deprive Grantee of the substantive protection of Washington law with respect to a controversy arising in Washington.

AUSTRALIA

Notifications

Securities Law Information

The grant of the Awards is being made pursuant to Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).

Tax Information

The Plan is a plan to which Subdivsion 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in that Act).

Exchange Control Information

Exchange control reporting is required for cash transactions exceeding AUD10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on behalf of Grantee. If there is no Australian bank involved in the transfer, Grantee will be required to file the report.

AUSTRIA

Notifications

Exchange Control Information

If Grantee holds securities (including the shares of Stock acquired under the Plan) or cash (including proceeds from the sale of shares of Stock) outside Austria, Grantee may be subject to reporting obligations to the Austrian National Bank. If the value of the shares of Stock meets or exceeds a certain threshold, Grantee must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. Where the cash amounts held outside Austria meet or exceed a certain threshold, monthly reporting obligations apply as explained in the next paragraph.
If Grantee sells the shares of Stock acquired under the Plan or receives a dividend payment, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad meets or exceeds a certain threshold, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on the prescribed forms.

BELGIUM

Notifications

Stock Exchange Tax
A stock exchange tax applies to transactions executed by a Belgian resident through a non-Belgian financial intermediary, such as a U.S. broker. The stock exchange tax likely will apply when shares of Stock acquired under the Plan are sold. Grantee should consult with his or her personal tax or financial advisor for additional details.
Annual Securities Accounts Tax
An annual securities accounts tax may be payable if the total value of securities held in a Belgian or foreign securities account (e.g., shares of Stock acquired under the Plan) exceeds a certain threshold on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). In such cases, the tax will be due on the value of the qualifying securities held in such account. Grantee should consult with his or her personal tax advisor regarding the application of this tax.
BRAZIL

Terms and Conditions

Acknowledgement of Nature of Award

This section supplements paragraph 11 of the Agreement:

Grantee agrees that the value of the underlying shares of Stock is not fixed and may increase or decrease in value over the vesting period without compensation to Grantee.

Grantee agrees that, for all legal purposes, (i) the Plan is not a part of the terms and conditions of Grantee’s employment; and (ii) the income from the Award, if any, is part of Grantee’s remuneration from employment, for all purposes.

Compliance with Law

In accepting the grant of the Award, Grantee acknowledges his or her agreement to comply with applicable Brazilian laws including, without limitation, to report the income recognized in connection with the Award on his or her income tax return and to pay any and all applicable tax associated with the Award, the sale of the shares of Stock acquired under the Plan and the receipt of any dividends.

Notifications

Exchange Control Information

An annual declaration of assets and rights held outside of Brazil may need to be filed with the Central Bank of Brazil if Grantee holds assets or rights exceeding a specified aggregate value. Shares of Stock acquired under the Plan that are held outside Brazil (e.g., in a non-Brazilian brokerage account) are among the assets and rights that may need to be reported. Grantee should consult with his or her personal financial advisor for further details regarding this requirement.

Tax on Financial Transaction (IOF)

Repatriation of funds into Brazil and the conversion between BRL and USD associated with such fund transfers may be subject to the Tax on Financial Transactions. Grantee is responsible for complying with any applicable Tax on Financial Transactions arising from his or her participation in the Plan. Grantee should consult with his or her personal tax advisor for additional details.

CANADA

Settlement of Units only in Shares of Stock
Notwithstanding any discretion in the Plan or anything to the contrary in the Agreement, the grant of the Restricted Stock Units does not provide Grantee any right to receive a cash payment and the Restricted Stock Units may be settled only by delivery of shares of Stock.
Additionally, notwithstanding paragraph 13 of the Agreement, Grantee may satisfy any Tax-Related Items through alternate arrangements satisfactory to the Company prior to the arising of the obligation relating to the Tax-Related Items, otherwise such Tax-Related Items shall be satisfied as set forth in paragraph 13.
Termination of Employment
Notwithstanding anything else in the Plan or the Agreement (including paragraph 4 of the Agreement), for purposes of the Agreement, and except as expressly and minimally required by applicable legislation, (A) Grantee’s employment or service with the Employer shall be considered terminated, and (B) Grantee’s right (if any) to earn, seek damages in lieu of, vest in or otherwise benefit from or participate in any portion of the Restricted Stock Units pursuant to the Agreement, will be measured by and immediately terminate effective on the date on which Grantee ceases to actually provide services to the Employer, in either case, regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment or other laws or otherwise rendering services or the terms of Grantee’s employment or other service agreement, if any (the “Termination Date”).
Except as explicitly and minimally required by applicable legislation, the Termination Date will not include nor be extended, regardless of any notice period or period of pay in lieu of such notice required under applicable laws (including, without limitation, statutory law, regulatory law and common law) in the jurisdiction where Grantee is employed or otherwise providing services or the terms of Grantee’s employment or other service agreement, if any. Subject to applicable legislation, in the event the date Grantee is no longer providing actual service cannot be reasonably determined under the terms of the Agreement and/or the Plan, the Company shall have the exclusive discretion to determine when Grantee is no longer actually providing services for purposes of the Restricted Stock Units (including whether Grantee may still be considered to be providing services while on a leave of absence).
Notwithstanding the foregoing, however, if applicable employment standards legislation explicitly requires continued entitlement to vesting or other participation during a statutory notice period, Grantee’s right to vest in the Restricted Stock Units under the Plan or receive other benefits from or participate in the Plan, if any, will be allowed to continue for that minimum notice period but then immediately terminate effective as of the last day of Grantee’s minimum statutory notice period. Grantee will not earn or be entitled to any pro-rated vesting or other benefits or participation if the date on which all or a portion of the vesting condition is met falls after the end of Grantee’s statutory notice period, nor will Grantee be entitled to any compensation for lost vesting, benefits or other participation. Further, a period during which Grantee is actually providing services to the Company or any subsidiary of the Company excludes any leave of absence other than to the minimum extent required under applicable human rights or employment standards legislation or permitted by the Company. For further clarity, any reference to a termination or cessation of employment or service relationship, the termination or severance of the employer-employee relationship, or a termination date under the Agreement or Plan will be interpreted to mean the Termination Date.
Nature of Award

Paragraphs 11(iii), 11(viii), 11(x) and 11(xiv) apply to Grantee, except as otherwise explicitly and minimally required by applicable legislation.
Securities Law Information
Shares of Stock acquired under the Plan are subject to certain restrictions on resale imposed by Canadian provincial and territorial securities laws, as applicable. Notwithstanding any other provision of the Plan to the contrary, any transfer or resale of any shares of Stock acquired by Grantee pursuant to the Plan must be in accordance with the resale rules under applicable Canadian provincial and territorial securities laws, including (a) Ontario Securities Commission Rule 72-503 Distributions Outside Canada (“72-503”), if Grantee is a resident in the Province of Ontario; and (b) National Instrument 45-102 Resale of Securities, if Grantee is a resident in the Provinces of Nova Scotia. In Ontario, the prospectus requirement does not apply to the first trade of shares of Stock issued in connection with the Stock Units, provided the conditions set forth in section 2.8 of 72-503 are satisfied. In Nova Scotia, the prospectus requirement does not apply to the first trade of shares of Stock issued in connection with the Restricted Stock Units, provided the conditions set forth in section 2.14 of 45-102 are satisfied. The shares of Stock acquired under the Plan may not be transferred or sold in Canada or to a Canadian resident other than in accordance with applicable provincial or territorial securities laws. Grantee is advised to consult Grantee’s legal advisor prior to any resale of shares of Stock.
Data Protection

Paragraph 14 of the Agreement is replaced in its entirety with the following paragraph.
14.    Grantee is hereby notified of the collection, use and transfer, in electronic or other form, of Grantee’s personal information (and that of persons closely associated with Grantee) as described in this Agreement, any other Award grant materials and any applicable data protection notice and/or privacy policy/statement. Such personal information may be collected, used and transferred by and among, as applicable, the Company, the Employer, any other subsidiary and any third parties assisting (presently or in the future) with the implementation, administration and management of the Plan, such as Fidelity Stock Plan Services, LLC (“Fidelity”) or its successor for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan. The Company primarily relies on contractual grounds as the basis for the use and transfer of the personal information, and additionally may need to rely on other legal grounds namely (i) the performance of this Agreement between the Company and the Grantee, and /or, (ii) legitimate interest to implement, administer and manage the Plan. Where required under applicable law, personal information also may be disclosed to certain securities or other regulatory authorities where the Company’s shares are listed or traded or regulatory filings are made, or to certain tax authorities for compliance with the Company’s, the Employer’s and/or the Grantee’s tax obligations. Grantee understands that the collection, use and transfer of his or her personal information (or that of persons closely associated with Grantee) is mandatory for compliance with applicable law and necessary for the performance of the Plan and that Grantee’s refusal to provide such personal information would make it impossible for the Company to perform its contractual obligations and may affect Grantee’s ability to participate in the Plan.
Restrictive Covenants (for employees in Ontario): Paragraph 10.1 is replaced in its entirety with the following paragraph:

Except as illegal or unenforceable under applicable law, during employment and for twelve months after leaving Unisys, Grantee will not: (a) directly or indirectly solicit or attempt to influence any employee of Unisys to terminate his or her employment with Unisys, except as directed by Unisys; or (b) directly or indirectly solicit or divert to any competing business any customer or prospective customer to which Grantee was assigned at any time during the eighteen months prior to leaving Unisys.
The following provisions are applicable to Grantees who are resident in Quebec:
Data Protection

The following provision supplements Paragraph 14 of the Agreement:

Grantee hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information regarding Grantee’s grant of Restricted Stock Units from all personnel, professional or not, involved in the administration and operation of the Plan. Grantee further authorizes the Company, any of its subsidiaries, and the administrator of the Plan to disclose and discuss Grantee’s participation in the Plan with their advisors. Grantee further authorizes the Company and any of its subsidiaries to record such information and to keep such information in Grantee’s employee file. Grantee acknowledges and agrees that Grantee’s personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the United States. If applicable, Grantee also acknowledges that the Company, the Employer, any of its subsidiaries, and the administrator of the Plan may use technology for profiling purposes and make automated decisions that may have an impact on Grantee or the administration of the Plan.

French Language Documents

A French translation of the Agreement and the Plan may be made available to Grantee, to the extent the Company determines that such a translation is required. Grantee understands that, from time to time, additional information related to the offering of the Plan might be provided in English and such information may not be immediately available in French. However, if the Company determines that translation of such additional information is required, the Company will translate into French documents related to the offering of the Plan as soon as reasonably practicable. Notwithstanding anything to the contrary in the Agreement, and unless Grantee indicates otherwise, the French version of this document and certain other documents related to the Restricted Stock Units will govern Grantee’s participation in the Plan.

Documents en français

Une traduction française du présent Contrat et du Régime pourrait être mise à la disposition du Bénéficiaire, dans la mesure où la Société détermine qu'une telle traduction est nécessaire. Le Bénéficiaire comprend que, de temps à autre, des informations supplémentaires relatives à l'offre du Régime peuvent être fournies en anglais et que ces informations peuvent ne pas être immédiatement disponibles en français. Cependant, si la Société détermine que la traduction de ces informations supplémentaires est nécessaire, la Société traduira en français les documents relatifs à l'offre du Régime dès que cela sera raisonnablement possible. Nonobstant toute disposition contraire de la Contrat, et sauf indication contraire fournie par le Bénéficiaire, la version française du présent document et de certains autres documents relatifs aux droits sur des actions assujettis à des restrictions (« RSUs ») régira la participation du Bénéficiaire au Régime.

COLOMBIA

Terms and Conditions

Labor Law Acknowledgement and Policy Statement

By voluntarily accepting the Award, Grantee acknowledges that neither the Restricted Stock Units nor any cash payment he or she may receive pursuant to the Restricted Stock Units will constitute a component of his or her “salary” under Article 15 of Law 50/1990 (Article 128 of the Colombian Labor Code), as may be amended from time to time, and will not be considered as made in the nature of a salary payment for any and all legal purposes, including, but not limited to, determining vacation pay, termination indemnities, payroll taxes or social insurance contributions. As the Restricted Stock Units and any payments Grantee receives pursuant to the Restricted Stock Units are wholly discretionary, do not exclusively depend on Grantee’s performance and are not granted as direct remuneration for any services Grantee may provide, they will be considered of an extraordinary nature and will not be considered for the payment and/or calculation of any legal or extralegal benefit that may be determined based on Grantee’s salary.

Notifications

Securities Law Information

Shares of Stock are not and will not be registered in the Colombian registry of publicly traded securities (Registro Vacional de Valores y Emisores) and therefore the shares of Stock may not be offered to the public in Colombia. Nothing in this document should be construed as the making of a public offer of securities in Colombia.

Exchange Control Information

Payments for an investment originating in Colombia (and the liquidation of such investments) may be required to be transferred through the Colombian foreign exchange market (e.g., local banks). Grantee is responsible for complying with any and all Colombian foreign exchange restrictions, approvals, registration and reporting requirements in connection with the Restricted Stock Units and any shares of Stock acquired or funds received under the Plan. This may include reporting obligations to the Central Bank, to the extent such reporting is required. Grantee should consult with his or her personal financial advisor for further details regarding this requirement.

COSTA RICA

There are no country-specific provisions for Costa Rica.

FRANCE

Terms and Conditions

Consent to Receive Information in English

By accepting the Award, Grantee confirms having read and understood the Plan and Agreement, including all terms and conditions included therein, which were provided in the English language. Grantee accepts the terms of those documents accordingly.

En acceptant l’Attribution, le Participant confirme avoir lu et compris le Plan et le présent Accord (« Agreement ») y inclus tous leurs termes et conditions, qui ont été communiqués en langue anglaise. Le Participant accepte les dispositions de ces documents en toute connaissance de cause.

Notifications

Nature of Award

The Restricted Stock Units are not granted under the French specific regime provided by Articles L. 225-197-1 and seq. and L. 22-10-59 and L. 22-10-60 of the French commercial code, as amended.

Exchange Control Information

Grantee may be required to report the value of any cash or securities that he or she brings into France or sends out of France without the use of a financial institution to the French Customs and Excise Authorities when the value of such cash or securities reaches or exceeds the threshold amount. Grantee should consult with his or her personal financial advisor for further details regarding this requirement.

GERMANY

Notifications

Exchange Control Information

Cross-border payments and certain transactions in excess of EUR 50,000 must be reported to the German Federal Bank (Bundesbank). If Grantee makes or receives a payment in excess of this amount (including if Grantee acquires shares of Stock with a value in excess of this amount under the Plan or sells shares of Stock and receives proceeds in excess of this amount) and/or if the Company withholds or sells shares of Stock with a value in excess of this amount to cover Tax-Related Items, Grantee must report the payment and/or the value of the shares of Stock withheld or sold to Bundesbank. The report must be filed either electronically using the “General Statistics Reporting

Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within such other timing as is permitted or required by Bundesbank.

HONG KONG
Terms and Conditions
Form of Settlement
Notwithstanding any discretion contained in the Plan or anything to the contrary in the Agreement, the Restricted Stock Units are payable in shares of Stock only.
Sale Restriction
Shares of Stock received at vesting are accepted as a personal investment. In the event that the Restricted Stock Units vest and shares of Stock are issued to Grantee (or Grantee’s heirs) within six (6) months of the Date of Grant, Grantee (or Grantee’s heirs) agrees that the shares of Stock will not be offered to the public or otherwise disposed of prior to the six (6)-month anniversary of the Date of Grant.
Notifications
Securities Law Information
WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. Grantee is advised to exercise caution in relation to the offer. If Grantee is in any doubt about any of the contents of this document, Grantee should obtain independent professional advice. Neither the grant of the Restricted Stock Units nor the issuance of the shares of Stock upon vesting of the Restricted Stock Units constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and its subsidiaries. The Agreement, including this Addendum, the Plan and other incidental communication materials distributed in connection with the Restricted Stock Units (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the Company or its subsidiaries and may not be distributed to any other person.
Nature of Scheme
The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
HUNGARY
There are no country-specific provisions for Hungary.

INDIA

Notifications

Exchange Control Information

Grantee is required to repatriate, or cause to be repatriated in India, the cash proceeds received upon the sale of shares of Stock and convert such proceeds into local currency within specified timeframes as required under applicable regulations, unless the funds are reinvested in accordance with applicable exchange control laws in India. Grantee also may be required to retain evidence of such repatriation. Grantee also may be required to provide information regarding funds received from participation in the Plan to the Company and/or the Employer to enable them to comply with reporting requirements under exchange control laws in India.

It is Grantee's responsibility to comply with exchange control laws in India, and neither the Company nor the Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws. Grantee also agrees to provide any information that may be required by the Company or the Employer to make any applicable filings under exchange control laws in India.

NETHERLANDS

There are no country-specific provisions for the Netherlands.

NEW ZEALAND

Terms and Conditions

Securities Law Information

Warning

This is an offer of Restricted Stock Units over shares of Stock. Shares of Stock give Grantee a stake in the ownership of the Company. Grantee may receive a return if dividends are paid. Shares of Stock are quoted on the New York Stock Exchange (“NYSE”). This means Grantee may be able to sell them on the NYSE if there are interested buyers. Grantee may get less than he or she invested. The price will depend on the demand for the shares of Stock.

If the Company runs into financial difficulties and is wound up, Grantee will be paid only after all creditors have been paid. Grantee may lose some or all of his or her investment.

New Zealand law normally requires people who offer financial products to give information to investors before they invest. This information is designed to help investors to make an informed decision. The usual rules do not apply to this offer because it is made under an employee share scheme. As a result, Grantee may not be given all the information usually required. Grantee will also have fewer other legal protections for this investment.

In compliance with applicable New Zealand securities laws, Grantee is entitled to receive, in electronic or other form and free of cost, copies of the Company’s latest annual report, relevant financial statements and the auditor’s report on said financial statements (if any).

Grantee should ask questions, read all documents carefully, and seek independent financial advice before committing him- or herself.

SINGAPORE
Notifications

Sale Restriction
Grantee agrees that any shares of Stock issued to Grantee upon vesting and settlement of the Restricted Stock Units will not be offered for sale or sold in Singapore prior to the six (6)-month anniversary of the Date of Grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) or pursuant to, and in accordance with the conditions of, any other applicable provision(s) of the SFA.
Securities Law Information
The Restricted Stock Unit is being made to Grantee in reliance on the “Qualifying Person” exemption under section 273(1)(f) of the SFA and is not being made with the view to the underlying shares of Stock being subsequently offered for sale to any other party. The Plan has not been nor will it be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification Obligation
If Grantee is the director (including an alternate, substitute, or shadow director) of the Company’s Singapore subsidiary, Grantee is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Company’s Singapore subsidiary in writing when Grantee receives an interest (e.g., Restricted Stock Unit or shares of Stock) in the Company or any parent, subsidiary or affiliate. In addition, Grantee must notify the Company’s Singapore subsidiary when Grantee sells shares of Stock or shares of any parent, subsidiary or affiliate (including when Grantee sells shares of Stock issued upon vesting and settlement of the Restricted Stock Unit). These notifications must be made within a prescribed period of time from acquiring or disposing of any interest in the Company or any parent, subsidiary or affiliate. In addition, a notification of Grantee’s interests in the Company or any parent, subsidiary or affiliate must be made within a prescribed period of time from becoming a director. If Grantee is the chief executive officer (“CEO”) of the Company’s Singapore subsidiary and the above notification requirements are determined to apply to the CEO of a Singapore subsidiary, the above notification requirements also may apply.
SPAIN

Terms and Conditions

Nature of Award

This section supplements paragraph 11 of the Agreement:

In accepting the grant of Restricted Stock Units, Grantee consents to participation in the Plan and acknowledges having received a copy of the Plan.

Grantee understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Restricted Stock Units under the Plan to individuals who may be eligible to receive a Restricted Stock Unit under the Plan. This decision is a limited decision that is entered into upon the express assumptions and conditions that (i) any grant will not bind the Company or any subsidiary of the Company other than as expressly set forth in this Agreement; (ii) the Restricted Stock Units and any shares of Stock issued upon settlement of the Restricted Stock Units are not a part of any employment or service contract with the Employer and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever; and (iii) unless otherwise provided in the Agreement, the Restricted Stock Units will cease vesting upon the Grantee's termination of employment or service, as detailed below. In addition, Grantee understands that this grant would not be made to Grantee but for the assumptions and conditions referred to above; thus, Grantee acknowledges and freely accepts that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of, or right to, the Restricted Stock Units shall be null and void.

Further, Grantee understands and agrees that the unvested Restricted Stock Units will be cancelled immediately without entitlement to any shares of Stock underlying the Restricted Stock Units if Grantee's employment or service is terminated for any reason, including, but not limited to: resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, or under Article 10.3 of Royal Decree 1382/1985.

Notifications

Securities Law Information

No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of Restricted Stock Units under the Plan. Neither the Plan nor the Agreement have been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.

Exchange Control Information

Grantee is required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities (including shares of Stock acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior year or the balances of such accounts as of December 31 of the prior year exceeds EUR 1 million.

Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed EUR 1 million, no such declaration must be filed unless expressly required by the Bank of Spain. If any of such thresholds were exceeded during the current year, Grantee may be required to file the relevant declaration corresponding to the prior year, however, a summarized form of declaration may be available. Grantee should consult his or her personal tax or legal advisor for further information regarding his or her exchange control reporting obligations.

SWITZERLAND

Terms and Conditions

Tax acknowledgment

This provision supplements paragraph 13 of the Agreement.

In accepting the grant of the Award, Grantee acknowledges that any liability to taxation arising in respect of the grant of Awards or otherwise in connection with the Plan shall be in the account of Grantee, in accordance with Article 17 et seqq. of the Swiss Direct Federal Tax Law, as may be amended from time to time. No liability is assumed by the Company in respect thereof. Grantee also hereby agrees to indemnify and keep indemnified the Company and the

Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on Grantee’s behalf to the Swiss tax authorities (or any other relevant authority).

Notifications

Securities Law Information

The Award is not intended to be publicly offered in or from Switzerland. Because the offer is considered a private offering, it is not subject to registration in Switzerland. Neither this document nor any other material relating to the offer of the Award (a) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services, as may be amended from time to time (“FinSA”), (b) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company or a subsidiary or (c) has been or will be filed with, approved by or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority (e.g., the Swiss Financial Market Supervisory Authority).

UNITED KINGDOM

Terms and Conditions

Award Payable Only in Shares of Stock

Notwithstanding Section 8(e) of the Plan, Awards granted to Grantees in the United Kingdom shall be paid in shares of Stock only and do not provide any right for Grantee to receive a cash payment.

Tax Acknowledgment

This section supplements paragraph 13 of the Agreement.

Without limitation to paragraph 13, Grantee hereby agrees that he or she is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by HM Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority).  Grantee also hereby agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on Grantee’s behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, in the event that Grantee is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), Grantee understands that he or she may not be able to indemnify the Company or the Employer for the amount of any income tax not collected from or paid by Grantee, in case the indemnification could be considered to be a loan. In this case, the income tax not collected or paid may constitute a benefit to Grantee on which additional income tax and National Insurance contributions (“NIC”) may be payable. Grantee understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company for the value of any National Insurance contributions due on this additional benefit, which may also be recovered from Grantee at any time by any of the means referred to in paragraph 13 of the Agreement.

Joint Election

As a condition of participation in the Plan, Grantee agrees to accept any liability for secondary Class 1 NICs (the “Employer NICs”) which may be payable by the Company and/or the Employer in connection with the Award and any event giving rise to Tax-Related Items. Without prejudice to the foregoing, Grantee agrees to execute a joint election with the Company, in the form formally approved by HMRC (the “Joint Election”) and provided by the Company, and any other consent or election required to accomplish the transfer of the liability for Employer NICs to Grantee. Grantee further agrees to execute such other joint elections as may be required between him or her and any successor to the Company and/or the Employer. Grantee further agrees that the Company and/or the Employer may collect the Employer NICs from him or her by any of the means set forth in paragraph 13 of the Agreement or in accordance with the Joint Election.

If Grantee does not enter into a Joint Election prior to vesting of the Award, he or she will not be entitled to vest in the Award and no shares of Stock will be issued to Grantee under the Plan, without any liability to the Company and/or the Employer.